INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement No. 33-61079 on Form S-6 of the Prudential Variable Appreciable Account of The Prudential Insurance Company of America of our report dated February 10, 1995, relating to the financial statements of The Prudential Variable Appreciable Account, and of our report dated March 1, 1995, except for
Note 12, as to which the date is April 25, 1995, relating to the consolidated financial statements of The Prudential Insurance Company of America and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Parsippany, New Jersey
December 22, 1995


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